EXHIBIT 10.31

Cash America International, Inc. Executive Change-in-Control Severance Agreement

     THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this 22nd day of December, 2003 (hereinafter referred to as the “Effective Date”), by and between Cash America International, Inc. (the “Company”), a Texas corporation, and      (1)      (the “Executive”).

     WHEREAS, the Executive is currently employed by the Company as its Executive Vice President      (1)     ,  and

     WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

     WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

     WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

     WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

     WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

(1) The Company has entered into this agreement with the following individuals: Thomas A. Bessant, Jr., Executive Vice President – Chief Financial Officer; Robert D. Brockman, Executive Vice President – Administration; Jerry D. Finn, Executive Vice President – Domestic Operations; Michael D. Gaston, Executive Vice President – Business Development; William R. Horne, Executive Vice President – Information Technology; James H. Kauffman, Executive Vice President – Payday Loans and International Operations; and Hugh A. Simpson, Executive Vice President – General Counsel and Secretary.

Article 1. Definitions

     Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change-in-Control Severance Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	The Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; or

(ii)	The Executive’s conviction of a felony; or

(iii)	The Executive’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(f)	“Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i)	Any Person (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)	During any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities;

(iv)	The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); or

(v)	Any other transaction that the Board of Directors of the Company designates as being a Change in Control.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company, or, if no Management Development and Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i)	“Company” means Cash America International, Inc., a Texas corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

(j)	“Disability” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(k)	“Effective Date” means the date this Agreement is approved by the Board or the Committee, or such other date as the Board or Committee shall designate in its resolution approving this Agreement, and as specified in the opening sentence of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)	The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)	A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 8 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(o)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(p)	“Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(q)	“SERP” means the Cash America International, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(r)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

Article 2. Severance Benefits

     2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Executive’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.

     The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or due to a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.

     2.2 Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause; and

(b)	The Executive’s voluntary employment termination for Good Reason.

     For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan), the Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.

     2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him with the following Severance Benefits:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)	A lump-sum amount equal to the Executive’s annual target bonus amount, established under the annual bonus plan in which the Executive is then participating, for the bonus plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction the numerator of which is the number of full completed months in the year from January 1 through the Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year.

(c)	A lump-sum amount equal to two (2) multiplied by the higher of: (i) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (ii) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control.

(d)	A lump-sum amount equal to two (2) multiplied by the higher of: (i) the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (ii) the actual annual bonus payment made to the Executive under the annual bonus plan in which the Executive participated in the year preceding the year in which the Effective Date of Termination occurs.

(e)	An immediate vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The cash-out shall be in a lump-sum amount equal to the higher of actual performance goal achievement or target award level established for each award, multiplied by a fraction the numerator of which is the full number of completed calendar months in the preestablished performance period as of the Effective Date of Termination, and the denominator of which is the full number of months in the entire performance period (i.e., typically thirty-six (36) months). This payment will be in lieu of any other payment to be made to the Executive under these long-term performance-based award plans.

(f)	An immediate vesting and the lapse of all restrictions on any and all outstanding stock option, restricted stock and restricted stock unit awards held by the Executive, as determined by the relevant plan document or award agreement.

(g)	Equivalent payment for continued medical coverage for a period of twenty-four (24) months. Such equivalent payment shall be provided based on the same coverage level, including dependent coverage, as in effect on the Effective Date of Termination by: (i) providing payment of the Company’s portion of the monthly COBRA premium (for the eighteen (18) months COBRA period); and (ii) providing a lump-sum payment equal to the Company’s portion of the first monthly COBRA premium times six (6). Dependent coverage shall continue for the full twenty-four month period even if the Executive dies during the period. The Company shall also pay for the Executive’s continued coverage under Exec-U-Care under the same coverage level for the twenty-four month period.

(h)	For a period of up to twenty-four (24) months following a Qualifying Termination, the Executive shall be entitled, at the expense of the Company, to receive standard executive placement services from a reputable executive search/placement firm of the Executive’s selection. However, the Company’s total obligation shall not exceed fifty thousand dollars ($50,000.00).

     2.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive’s employment is terminated with the Company due to Disability, the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

     2.5 Termination for Retirement or Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

     2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay the Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     2.7 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Article 3. Form and Timing of Severance Benefits

     3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.3(e) and 2.3(g) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date.

     3.2 Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

Article 4. Excise Tax

     4.1 Excise Tax Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to the Executive, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of the Executive’s additional state and federal income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that the Executive is in the same after-tax position as if he had not been subject to the excise tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal and state taxes. This payment shall be made as soon as possible following the date of the Executive’s Qualifying Termination, but in no event later than ten (10) calendar days from such date.

     For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

     4.2 Subsequent Recalculation. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

Article 5. The Company’s Payment Obligation

     5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.3(h) herein.

     5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6. Term of Agreement

     This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six (6) months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event of a Change in Control of the Company, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.

Article 7. Legal Remedies

     7.1 Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the laws and under the administration of the American Arbitration Association.

     7.2 Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive’s reasonable attorneys’ fees, costs, and expenses in connection with the good faith enforcement of his rights including the enforcement of any arbitration award. This shall include, without limitation, court costs and attorneys’ fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

Article 8. Successors

     The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

Article 9. Miscellaneous

     9.1 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

     9.2 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.

     9.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

     9.4 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     9.5 Conflicting Agreements. The Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

     9.6 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

     9.7 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by the Company, as applicable, or by the respective parties’ legal representatives or successors.

     9.8 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Texas shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ DANIEL R. FEEHAN

Daniel R. Feehan
Chief Executive Officer and President

EXECUTIVE

/s/	(1)

Name

(1) The Company has entered into this agreement with the following individuals: Thomas A. Bessant, Jr., Executive Vice President – Chief Financial Officer; Robert D. Brockman, Executive Vice President – Administration; Jerry D. Finn, Executive Vice President – Domestic Operations; Michael D. Gaston, Executive Vice President – Business Development; William R. Horne, Executive Vice President – Information Technology; James H. Kauffman, Executive Vice President – Payday Loans and International Operations; and Hugh A. Simpson, Executive Vice President – General Counsel and Secretary.